Exhibit 10.22

MANAGEMENT SERVICES AND LICENSING AGREEMENT

This Management Services and Licensing Agreement ("Agreement") is entered into as of September 27, 2011("Effective Date") by and between American Doctors Online, Inc., a Delaware corporation ("Management Company"), and PhoneDOCTORx, LLC, a Massachusetts professional association ("Professional Association").

PREAMBLE: This agreement amends, supercedes and hereby extinguishes any and all other prior agreement (s) between the Management Company and the Professional Association.

RECITALS

A. Professional Association is a Massachusetts professional association that engages in the business of providing telemedicine services ("Telemedicine Services").

B. Professional Association contracts with physicians to provide professional medical care at medical control centers in various sites and healthcare facilities pursuant to written agreements ("Practice Sites"). A listing of the Practice Sites is set forth at SCHEDULE 1.5, attached hereto and incorporated herein by reference.

C. Professional Association has entered into and may enter into additional agreements with various physicians and other health care professionals licensed to practice in the Commonwealth of Massachusetts ("Contracted Providers"). Aside from independently making all medical decisions, these physicians and other health care professionals independently decide whether to utilize the telemedicine video service in the extended care facility, or whether the patient can be properly care through phone communication with the extended care facility's nursing staff.

D. Management Company engages in the business of providing certain administrative, business and support services to telemedicine physician practices including coordinating or directly performing the following: administration, billing, business development, contracting finance, information technology, licensing of Management Company's patented processes regarding telemedicine, marketing, and sales.

E. Professional Association desires to secure certain administrative services and use of Management Company's patented processes regarding telemedicine from Management Company in connection with its operation of the Practice to achieve significant advantages within the market.

F. Professional Association and Management Company desire to enter,' into a written agreement for the provision by Management Company, on an exclusive basis, of administrative and business services outlined in "D" above, and to Professional Association with respect to the Practice, so as to permit Professional Association to devote its efforts on a concentrated and continuous basis to the rendering of medical services to its patients.

G. Professional Association, reserving approval to assure compliance with Massachusetts Board of Registration of Medicine’s regulations, will allow Management Company to use its trademark and logo for business and marketing purposes.

H. Subject to approval, which shall not be unreasonably withheld, Professional Association will permit/grant the ownership of its trade mark/name and logo in jurisdictions beyond Massachusetts for Franchise opportunities nationally/internationally.

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I. Management Company will grant to Professional Association a license for its use of its Patent(s) for use in the Commonwealth of Massachusetts. Professional Association may lawfully utilize said patented protected system and method for delivering medical examination, diagnosis and treatment over a network. Nothing in this Agreement shall limit, or preclude the Management Company, from licensing or utilizing its patents in any State, Commonwealth, and or any geographic area. Professional Association acknowledges that without said license, it would not be able to provide said telemedicine services.

J. Equipment used for telemedicine services in the Extended Care Facilities (ECF), unless expressed otherwise in a contract between Professional Association and the ECF shall be owned by the Professional Association and purchased and serviced by ADOL.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

I. RESPONSIBILITIES OF PROFESSIONAL ASSOCIATION

1.1 SOLE RESPONSIBILITY FOR ALL MEDICAL AND PROFESSIONAL MATTERS. All medical and medically based professional matters relating to the "practice of medicine" shall be the sole responsibility of Professional Association's independent contracting physicians and allied health professionals. Professional Association expressly represents that services performed at said Call Centers shall be conducted solely by licensed and credentialed medical providers that are associated with Professional Association.

1.2 PROVIDERS. Professional Association shall retain, and compensate, all Providers who independently practice medicine, although at the request of Professional Association, Management Company may consult with Professional Association regarding such matters. With respect to physicians, Professional Association shall only contract with licensed physicians meeting applicable credentialing guidelines established by Professional Association, and that meet the standards typically required contracted extended care facilities. Professional Association may enter into agreements with other healthcare professionals licensed to practice in the State of Massachusetts to perform services for Patients. Professional Association shall be responsible for the payment of salaries and wages, compensation, payroll taxes, employee benefits, and all other taxes and charges now or hereafter applicable to Contracted Providers and Other healthcare professional employees, all of which shall be in conformity with the applicable Professional Association Budget described in Section 2.4(a). A list of all Contracted Providers and other healthcare professional employees is set forth at SCHEDULE 1.2, attached hereto and incorporated herein by reference. To ensure compliance with contracts with any Extended Care Facilities, prior to making any changes to the list of Contracted Providers, or licensed or health care professional employees set f01ih at SCHEDULE 1.2, Professional Association shall consult with Management Company. Professional Association shall also consult with Management Company with regard to the terms of contracts entered into between Professional Association and Contracted Providers, other healthcare professional employees, and the terms and conditions of their engagement as independent contractors. Payments from the Management Company to the contracted providers can come in the form of standard hourly payment or minimum wage plus stock options in exchange for the contracted provider's services. Payments for services rendered by Providers may come in the form of either standard hourly payment, or minimum wage hourly payments and stock options in Management Company.

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1.3 FEES, CHARGES AND PAYOR AGREEMENTS. Professional Association shall, after consultation with Management Company, determine the fees, charges, premiums, or other amounts due in connection with its delivery of Telemedicine Services to Patients. Such fees, charges, premiums, or other amounts-regardless of whether determined on a fee-for-service, capitated, prepaid, or other basis -shall be reasonable and consistent with the fees, charges, premiums, and other amounts due to health care providers for similar services of similar quality and value within the community under the type of reimbursement program involved. On behalf of Professional Association, the Management Company shall negotiate terms with payers and facilities for Professional Association's services.

Professional Association shall deliver to Management Company a schedule of fees for all of Professional Association's charges ("Fee Schedule") at the Effective Date, a copy of which is set forth at SCHEDULE 1.3(A), attached hereto and incorporated herein by reference, along with a schedule of all agreements between Professional Association and Payors or their agents for the provision of health care services ("Payor Schedule"), a copy of which is set forth at SCHEDULE 1.3(B), attached hereto and incorporated herein by this reference. Professional Association shall, after consultation with Management Company, give Management Company at least thirty (3~} days' prior written notice of any changes in the Fee Schedule or Payor Schedule or of any changes in the agreements with Payors identified in the Payor Schedule. For the purposes of this Agreement, the term "Payor" shall mean insurers, Health Maintenance Organizations, consumers, and other third party Payors.

1.4 COMPLIANCE WITH LAW. Professional Association shall require in its contractual relationships with all of its Providers that they comply with all laws, regulations, and ethical and professional standards applicable to the practice of telemedicine. Physicians providing medical services shall at all times be licensed to practice medicine in the State of Massachusetts and other states where the Professional Association practices.

1.5 PRACTICE SITES/AVAILABILITY. Professional Association shall conduct its practice from the medical control centers ("Practice Sites") set forth in SCHEDULE 1.5 as may be amended from time to time. Any additional or substitute Practice Site shall be deemed to be part of the Practice for the purposes of this Agreement. Contracted Providers shall be available at Practice Sites to provide Telemedicine Services in accordance with SCHEDULE 1.5. Providers shall provide Telemedicine Services to Patients in a courteous and prompt fashion, be available and accessible to Patients, provide Patients with full and meaningful information, and render Telemedicine Services in a manner that assures continuity of care.

1.6 QUALITY ASSURANCE. Professional Association shall monitor and develop quality assurance programs and performance standards shall monitor internal credentialing processes, utilization and quality of services provided by Contracted Providers, and shall take steps necessary to remedy any deficiencies in the quality of medical care provided. Annual reviews will be conducted regarding the quality assurance and performance standards by the Professional Association.

1.7 PATIENT REFERRALS. The parties agree that the benefits to Professional Association hereunder do not require, are not payment for, and are not in any way contingent upon referral or any other arrangements for the provision of any item or service offered by Management Company or any affiliate of Management Company to any of Professional Association's patients in any facility, designated health care service provider or facility, managed or operated by Management Company or any affiliate of Management Company. At all times, the parties represent their intent to adhere to all Federal and State laws and regulations regarding patient referrals.

1.8 PROFESSIONAL DUES AND EDUCATION EXPENSES. Professional Association and it's Providers shall be solely responsible for the cost of membership in professional associations and continuing professional education. Professional Association shall ensure that each of its Providers

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participates in such continuing medical education as is necessary for such provider to remain current with professional licensure and community standards.

1.9 PROFESSIONAL INSURANCE ELIGIBILITY. Professional Association shall cooperate in the obtaining and retaining of professional liability insurance by assuring that either its Providers are insurable or instituting proceedings to terminate any Provider who is not insurable or loses his or her insurance eligibility. Termination shall be effective no more than thirty (30) days from such determination. Professional Association shall require all Contracted Providers associated with Professional Association to participate in an on-going risk management program and are subject to an ongoing credentialing.

1.10 FEES FOR PROFESSIONAL SERVICES. Professional Association shall be solely responsible for reasonable legal, accounting and other professional services fees incurred by Professional Association. Such fees, shall take priority over the financial terms outlined herein as consideration for Management Company's services, and use of its Patents.

1.11 MEETING SCHEDULE. Professional Association shall conduct semi-annual meetings regarding its services, policies, procedures, compliance and any other medical practice matters and any other matters required by law.

II. RESPONSIBILITIES OF MANAGEMENT COMPANY

2.1 GENERAL RESPONSIBILITY. Management Company shall have general responsibility for providing fiscal services, management information services, and other support services to Professional Association with respect to the Practice, except as otherwise provided in this Agreement. Management Company shall perform all required functions in accordance with sound management techniques. Notwithstanding Management Company's general and specific rights and responsibilities set forth in this Agreement, Professional Association shall have full authority and control with respect to all medical, professional and ethical determinations over the "Practice of Medicine" to the extent required by federal, state and city law and regulations for the states in which it practices listed on schedule 2.1. Management Company shall not engage in activities which constitute the practice of medicine under applicable law. Management Company shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the Providers of Professional Association and their Patients.

2.2 RESPONSIBILITIES WITH REGARD TO SELECTED PATIENT-RELATED MATTERS.

2.2(a) PATIENT and CLIENT SITE RELATIONS. Management Company shall assist Professional Association in maintaining positive Patient and/or facility relations by, among other things: responding to Patient grievances and complaints in matters other than "the Practice of Medicine;" and establishing and maintaining Patient transfer statistics and other supporting information/data.

2.2(h) QUALITY ASSURANCE. Management Company shall assist Professional Association, in accordance with criteria established by Professional Association, in the development and implementation of appropriate quality assurance programs, including development of performance and utilization standards, sampling techniques for case review, and preparation of appropriately documented studies. Notwithstanding the foregoing, Management Company shall not perform any duties that constitute "The Practice of Medicine."

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2.3 RESPONSIBILITIES WITH REGARD TO SELECTED FINANCIAL MATTERS.

2.3(a) Billing

The billing of Professional Association's services to facilities such as ECFs and insurance companies is prepared on a monthly basis and sent before the 15th of the month following the close of a billing period.

Invoices are prepared in the name of the Professional Association and all receipts are deposited directly into the Professional Association's checking account. A monthly reconciliation of the accounts of Professional Association shall occur to ensure that Professional Association's invoices are timely paid, and that the fees associated with this agreement, payable to Management Company are remitted in a timely manner.

2.3(b) Cash Management and Financial Terms.

All expenses related to the practice of medicine are paid from Professional Association's checking account on a timely basis (monthly). Payroll is prepared on a bi-weekly basis and invoices are paid no less than twice per month. All other fees are defined as a Management Fee to the Management Company on a timely basis including: licensing of the patents, administrative fees, rent, marketing fees, equipment/technology, contracting, leases, etc. As stated in 2.3 (a), above, income in Professional Association, less anticipated expenses and invoices shall be paid to Management Company as part of the aforementioned Management fee)

2.3(c) Accounting

The corporate books and records are maintained on professional acceptable accounting software and are reconciled on a monthly basis within 15 days of the close of the prior month.

2.3 (d) Reporting

On at least a monthly basis, the cash basis balance sheet and profit and loss report is prepared in comparison with the prior year's activity and is presented on a year-to-date basis to the CEO of the Management Company and to the Leadership of the Professional Association.

2.4 RESPONSIBILITIES FOR FINANCIAL PLANNING AND GOALS.

2.4(a) Budget

Budget is at least prepared by the Management Company on an annual basis and is reviewed/amended as is necessary by both the Management Company and the Professional Association. An accounts receivable report is also maintained on at least a monthly basis to report monthly utilization by facilities as well as accounts receivable aging.

2.5 DATA PROCESSING. Management Company shall provide, operate, supervise and direct the development of appropriate and efficient electronic data processing systems e.g. Electronic Medical Records (EMR), Project Management Software and Customer Relationship Management (CRM) with respect to Professional Association's operation of the Practice.

2.6 OTHER RESPONSIBILITIES.

2.6(a) Marketing

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(i) Management Company shall provide all services reasonably necessary for marketing contracted Professional Association's health care services and shall submit any marketing programs for prior review and revision, if necessary, and approval by Professional Association, which approval shall not be unreasonably withheld. Such marketing shall comply with applicable state and federal laws and regulations governing the use of advertising by the medical profession and with applicable standards of medical ethics. This includes Compliance with Federal Anti-Kickback and Physician Self-Referral Statutes and State Corporate Practice of Medicine Restrictions.

Notwithstanding any unanticipated effect of any of the provisions herein, no party intends to violate the mandate against the corporate practice of medicine, federal Anti-Kickback Statute and/or the federal Physician Self-Referral Statute ("Stark II"), or any similar, law regulation or guidance; as such provisions are amended from time to time. The parties intend that this Agreement meet the requirements of (a) the personal services and management contracts safe harbor and the space and equipment rental safe harbors to the federal Anti-Kickback Statute which are set forth in 42 CFR §IOO1.952 (d), (b) and (c), respectively; and (b) the personal services arrangement exception and the space and equipment rental exceptions to Stark II which are set forth in 42 U.S.C. Section 1395nn(e)(3) and (e)(1), respectively, and the corresponding final regulations and/or the indirect compensation arrangement exception or fair market value compensation exception to Stark II set forth in 42 C.F.R. §411.357(p) and (I), respectively, as such regulations may be amended. The consideration paid hereunder is intended solely as compensation to the Management Company for use of the medical office space, equipment, supplies, and use of Management Company's Patents in Massachusetts, and services described herein. There is no intention by Management Company to influence the judgment of Professional Association or any of its physicians with respect to where Professional Association patients receive health care services. Further, there is no agreement, implied or otherwise, that any of Professional Association physician-employees shall refer any of his/her patients to any ECF, SNFINF, or any provider of designated health services, or any acute care hospital affiliated with the Management Company. In the event any court or administrative agency of competent jurisdiction determines this Agreement violates any of such statutes then the parties hereto agree to take such actions as necessary to amend this Agreement to comply with the applicable statutes or regulations, as provided herein, or terminate this Agreement if counsel for both parties determines the same is necessary.

(ii) Management Company may make recommendations and assist in developing patient and family education and training materials and programs. Prior to instituting any such programs, Management Company shall obtain the approval of Professional Association, which approval shall not be unreasonably withheld. 2.6(b) Insurance

(i) Professional Errors and Omissions Coverage. For services outlined in this agreement, Management Company shall obtain and maintain during the term of this Agreement, on behalf of itself and Professional Association, if available on commercially reasonable terms as determined by Management Company, professional errors and omissions insurance and general liability insurance, with coverage in amounts to be agreed upon. To the extent obtainable without incurring additional material expense, the policies providing coverage to Management Company shall name Professional Association as an additional insured and the policies providing coverage to Professional Association shall name Management Company as an additional insured.

(ii) Premium Amounts. The amount of the premiums for all insurance provided under this Agreement for Professional Association shall be included, as expense to Professional Association.

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(iii) Malpractice Insurance. It is understood that Professional Association and its Providers shall, at all times be covered by professional liability insurance with coverage in amounts of not less than $1MiI/$3MiI aggregate. (or other amount as may be required by the extended care facilities) It shall be the responsibility of the Professional Association's Chief Medical Officer to ensure appropriate insurance is obtained by all healthcare providers.

(iv) Copies of Insurance Policies. Management Company shall, upon request, promptly provide Professional Association with copies of all policies of insurance that it procures under this Agreement. Each such policy shall provide that it cannot be modified or terminated except after Thirty (30) days written notice to Professional Association.

2.6(c) Personnel

Management Company shall furnish the services of all personnel required for the operation of the Practice. Except as specifically provided in this Section 2.6(c), Management Company has the power to recruit, hire, evaluate, train, promote, assign, set the compensation level for, and discharge all nonmedical personnel. Providers and other healthcare professionals who provide direct patient care shall provide such services under the exclusive direction, supervision and control of Professional Association, while all other services of Management Company personnel shall be performed under the exclusive direction, supervision and control of Management Company. Notwithstanding the foregoing, if the activities of any of the non-medical personnel affects the delivery of medical care by Professional Association, Professional Association shall direct and supervise the provision of such activities to ensure that the best possible medical care is provided to Professional Association's patients and such activities shall not be subject to any direction or control by Management Company except as may be specifically authorized by Professional Association. If Professional Association is dissatisfied with the services of any such personnel, Professional Association shall consult with Management Company. Management Company shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be terminated. All of Management Company's obligations regarding staff shall be governed by the goal of supporting Professional Association in its provision of high quality medical care. Employee assignments shall be made with the intention of assuring consistent and continued rendering of high quality medical support services and to ensure prompt availability and accessibility of individual medical support personnel to physicians in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support personnel.

2.6(d) Managed Care Agreements

Management Company shall negotiate and administer all Payor agreements in the name of and on behalf of Professional Association and subject to Professional Association's approval and Management Company shall consult with Professional Association on all professional and clinical matters relating thereto.

III. FINANCIAL ARRANGEMENTS

3.1 MANAGEMENT COMPANY’S COMPENSATION. In consideration for the services furnished by the Management Company to Professional Association hereunder, Professional Association shall pay the Management Company a management fee (the "Management Fee"), which shall be calculated and paid as follows:

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3.1(a) Calculation

(i) The Management Fee shall be equal to the sum of the remaining income in Professional Association that is paid to Management Company as a management fee per the cash management cycle between the Professional Association and the Management Company. (See Section 2.3(b) Cash Management and Financial Terms).

3.2 DEFINITIONS. For the purposes of this Article ill, the following definitions shall apply:

3.2(a) "Professional Association Operating Expenses" shall mean the amount set forth in the applicable Professional Association Budget as Professional Association Operating Expense, which shall include the budgeted cost and expense for the following items:

(i) payments and compensation to be made by or on behalf of Professional Association to Providers. The Professional Association warrants and represents that said hourly fee for physicians shall not be more than $75.00 hour and said hourly rate for AHP's shaIl not be more than $50/hour. The parties also expressly agree that the individual provider may be provided the opportunity to accept Management Company Stock Options as part of the hourly compensation. The said hourly rate may be evaluated on an annual basis by the Professional Association in conjunction with the Management Company.

(ii) compensation, employment-related benefits and applicable payroll and other deductions, withholdings or payments of physicians and other healthcare professionals, if any, in consideration for the provision of professional medical or other health care services;

(iii) professional liability insurance, to the extent paid by Professional Association;

(iv) arranging health care services for patients covered by Payor Contracts where such health Care services are not provided by Professional Association; and

(iv) such other items as the parties agree

It is the intention of Professional Association and Management Company that, for the administrative convenience of Professional Association, the Professional Association Budget will generally consist of only the budgeted cost and expense of any additional items which legally or practically cannot be supplied by Management Company.

IV. COVENANTS

4.1 COVENANTS AND WARRANTIES OF PROFESSIONAL ASSOCIATION. Professional Association covenants with and warrants to Management Company as follows:

4.1 (a) Professional Association is and shall remain during the term of this Agreement a professional limited liability company in the Commonwealth of Massachusetts, validly existing and in good standing under the laws of the State of Massachusetts, actively engaged in the practice of medicine, and possessing full power and authority to own its properties and to conduct the business in which it engages.

4.1(b) Professional Association has full power and authority to execute and deliver this Agreement and to engage in the transactions and obligations contemplated by this Agreement. Upon its execution, this Agreement shall constitute a valid and binding obligation of Professional Association, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting generally the rights of creditors and by

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principles of equity. The party executing this Agreement on behalf of Professional Association is duly authorized to do so.

4.1(c) The consummation of the transactions contemplated by this Agreement will not: result in a breach of the terms, provisions, or conditions of or constitute a default under the Articles of Association, Bylaws or other enabling or governing instruments of Professional Association Or any agreement to which Professional Association is a party or by which it is bound; or, to the best knowledge of Professional Association, constitute a violation of any applicable law or regulation.

4.2 COVENANTS AND WARRANTIES OF MANAGEMENT COMPANY. Management Company covenants with and warrants to Professional Association as follows:

4.2(a) Management Company is and shall remain during the term of this Agreement a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware, possessing full corporate power and authority to own its properties and to conduct the business in which it engages.

4.2 (b) Management Company has full corporate power and authority to execute and deliver this Agreement and to engage in the transactions and obligations contemplated by this Agreement. Upon its execution, this Agreement shall constitute a valid and binding obligation of Management Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting generally the rights of creditors and by principles of equity. The party executing this Agreement on behalf of Management Company is duly authorized to do so.

4.2(c) The consummation of the transactions contemplated by this Agreement will not, result in any breach of the terms, provisions or conditions of or constitute a default under the Articles of Incorporation, Bylaws or other enabling Or governing instruments of Management Company 01' any agreement to which Management Company is a party or by which it is bound; or, to the best knowledge of Management Company, constitute a violation of any applicable law or regulation.

V. TERM AND TERMINATION

5.1 TERM. This Agreement shall commence on Effective Date and shall continue in effect for thirty years, unless sooner terminated pursuant to this Article V.

5.2 EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" (the party causing snch default is referred to as the "Breaching Party'~:

5.2(a) The Breaching Patty fails to make any payment required under this Agreement.

5.2 (b) The Breaching Party admits in writing its inability to pay its debts as they mature, makes any general assignment for the benefit of creditors, or seeks to avail itself of any law for the release of insolvent debtors.

5.2(c) Insolvency, bankruptcy, dissolution, liquidation, or receivership proceedings are commenced by or with the consent of the Breaching Party, or are pending for more than Sixty (60) days against the Breaching Party.

5.2(d) The Breaching Party fails to observe or otherwise breaches any material term, condition, covenant, or warranty of this Agreement.

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5.3 TERMINATION. Subject to the provisions of this Article V, the non-Breaching Party may terminate this Agreement upon the occurrence of an Event of Default in accordance with the following:

5.3 (a) In the event of the occurrence of an Event of Default referred to in Section 5.2(.) above, upon the expiration of Sixty (60) days after written notice, which notice shall specify the nature and extent of such Event of Default to the Breaching Party, unless the amount due is paid within such Sixty (60) days.

5.3 (b) In the event of the occurrence of any other Event of Default, upon the expiration of Ninety (90) days after written notice, which notice shall specify the nature and extent of such Event of Default to the Breaching Party. However, in the case of a remediable Event of Default, the Breaching Party shall have the opportunity to remedy such Event of Default within such Ninety (90) days. Each Party will have bi-weekly check-in meetings to determine appropriate next steps during this remedy period.

5.4 DUTIES UPON TERMINATION OR EXPIRATION OF THIS AGREEMENT. If this Agreement is terminated upon expiration of its term, or earlier as provided in Sections 5.3 or 8.12:

5.4(a) Neither party shall be released or discharged from any obligation, debt or liability which has previously accrued or been incurred and remains to be performed upon the date of termination or expiration;

5.4(b) Any sums of money owing by one party to the other shall be paid immediately;

5.4(c) Each party shall return to the other party all originals and copies of the Proprietary Information of any of the Protected Parties (as those terms are defined in Article VI) which are in the possession of such party or any other person or entity to whom it has delivered such originals and copies; and

5.4(d) Damages and any other remedies available at law or in equity may be sought and collected from the Breaching Party in the event of a termination resulting from an Event of Default.

VI. RESTRICTIVE COVENANTS

6.1 COVENANT REGARDING PROPRIETARY INFORMATION. In the course of the relationship created pursuant to this Agreement, Professional Association will have access to certain methods, trade secrets, processes, ideas, systems, procedures, inventions, discoveries, concepts, software in various stages of development, designs, drawings, specifications, models, data, documents, diagrams, flow charts, research, economic and financial analysis, developments, procedures, know-how, policy manuals, form contracts, marketing and other techniques, plans, materials, forms, copyrightable materials and trade information (all of which is referred to in this Agreement as "Proprietary Information") regarding the operations of Management Company and/or of its Affiliates (collectively, the "Protected Parties"). Professional Association shall maintain all such Proprietary Information in strict secrecy and shall not divulge such information to any third parties, except as may be necessary for the discharge of their obligations under this Agreement. Professional Association shall take all necessary and proper precautions against disclosure of any Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of Professional Association who will have access to all or any part of the Proprietary Information may be required to execute an agreement, at the reasonable request of the other party, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Management Company and its counsel, committing themselves to maintain the Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. The Protected Parties not party to this Agreement are hereby specifically made third party beneficiaries of this Section 6.1, with the

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power to enforce the provisions hereof. Upon termination of this Agreement for any reason, Professional Association and each of its Contracted Providers shall cease all use of any of the Proprietary Information and, at the request of Management Company shall execute such documents as may be necessary to evidence Professional Association's abandonment of any claim thereto. The parties recognize that a breach of this Section 6.1 cannot be adequately compensated in money damages and therefore agree that injunctive relief shall be available to the Protected Parties as their respective interests may appear.

The obligations of Professional Association under this Section 6.1 shall not apply to information: (i) which is a matter of public knowledge on or becomes a matter of public knowledge after the Effective Date of this Agreement, other than as a breach of the confidentiality terms of this Agreement or as a breach of the confidentiality terms of any other agreement between Professional Association and Management Company or its Affiliates; or (ii) was lawfully obtained by Professional Association on a non-confidential basis other than in the course of performance under this Agreement and from some entity other than Management Company or its Affiliates or from some person other than one employed Or engaged by Management Company or its Affiliates, which entity or person has no obligation of confidentiality to Management Company Or its Affiliates.

6.2 COVENANTS NOT TO COMPETE DURING THE TERM. The parties recognize that the services to be provided by Management Company shall be feasible only if Professional Association operates an active telemedicine practice to which Professional Association and its Physicians and other healthcare professionals agree to adhere to their existing and new contractual obligations regarding operational hours/shifts highlighted in schedule 1.5. To that end:

. 6.2(a) Restrictive Covenants By Professional Association. During the term of this Agreement, Professional Association shall not establish, operate or provide physician or other health care services at any hospital, medical office, clinic or other health care facility providing services substantially similar to those provided by Professional Association pursuant to this Agreement anywhere other than at the contracted Practice Sites and as may be approved in writing by Management Company. Professional Association shall also not enter into any management or administrative services agreement or business arrangement with any person or entity other than Management Company without Management Company's prior written approval.

6.2(b) Restrictive Covenants By Contracted Physicians. Professional Association must obtain non-compete agreements related to the services outlined within this agreement.

6.3 COVENANT NOT TO COMPETE FOLLOWING TERMINATION. For three (3) years following the termination of this Agreement by Management Company pursuant to Section 5.3 Or by either party pursuant to Section 8.12, Professional Association shall not enter into any management or administrative services agreement or any similar arrangement with any person or entity for the provision of the same or similar services as Management Company provides to Professional Association under this Agreement, or who otherwise competes with Management Company within such area as the parties agree surrounding any location where Management Company or any of its Affiliates is conducting the same or similar business ..

6.4 COVENANT NOT TO SOLICIT. For three (3) years following the tem1ination of this Agreement, Professional Association shall not

6.4(a) Directly or indirectly solicit, recruit or hire, or induct any party to solicit, recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, Management Company or any Affiliate of Management Company;

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6.4(b) Directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, Or attempt to solicit, call upon, divert or take away any Management Company's customers, business, or clients; or

6.4(c) Directly or indirectly solicit, or induce any party to solicit, any of Management Company's contractors or the contractors of any Affiliate of Management Company, to enter into the same or a similar type of contract with any other party; or

6.4(d) Disrupt, damage, impair or interfere with the business of Management Company.

VII. INFORMATION AND RECORDS

7.1 OWNERSIDP OF RECORDS. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including but not limited to, business agreements, books of account, general administrative records and all information generated under or contained in the management information system pertaining to Management Company's obligations hereunder, and other business information of any kind or nature, except for patient medical records and Professional Association's Records (as defined in Section 7.2 below), shall be and remain the sole property of Management Company; provided that after termination of this Agreement Professional Association shall be entitled to reasonable access to such records and information, including the right to obtain copies thereof, for any purpose related to patient care or the defense. of any claim relating to patient care or the business of Management Company or Professional Association. The Management Company agrees to execute a HIPAA Business Associate's Agreement attached and incorporated to this agreement.

7.2 PROFESSIONAL ASSOCIATION'S BUSINESS AND FINANCIAL RECORDS. At all times during and after the term of this Agreement, the financial, corporate and personnel records and information relating exclusively to the business and activities of Professional Association, as distinguished from tlle business and activity of Management Company, hereinafter referred to as "Professional Association's Records," shall be and remain the sole property of Professional Association.

7.3 ACCESS TO RECORDS. Each party shall be entitled, upon request and with reasonable advance notice, to obtain access to all records of the other party directly related to the performance of such party's obligations pursuant to this Agreement; provided, however, that such right shall not allow for access to records that must necessarily be kept confidential. Either party, at its expense, shall have the right to make copies of any records to which it has access pursuant to this Section.

7.4 CONFIDENTIALITY OF RECORDS. Management Company and Professional Association shall adopt procedures for maintaining the confidentiality of the records relating to the operations of Management Company and Professional Association, including but not limited to all statistical, financial and personnel data related to the operations of Management Company or Professional Association, which information is not otherwise available to third parties publicly or by law, and shall comply with all applicable federal and state statutes and regulations relating to such records. Patient medical records and other privileged patient information shall not be disclosed or utilized by Professional Association or Management Company or their agents or employees except as required or permitted by applicable laws and regulations.

7.5 LIMITATIONS ON USE OF MANAGEMENT INFORMATION SYSTEM. Professional Association shall use all software and hardware provided or arranged for by Management Company pursuant to this Agreement in accordance with and subject to the terms and conditions of any license, sublicense, lease or other agreement applicable thereto and shall not allow or permit any person to use

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the software or hardware or any portion thereof in violation of any such license, sublicense, lease or other agreement including but not limited to Customer Relationship Management (CRM) Electronic Medical Record (EMR), Video Conferencing Technology, Project Management Software and MS Office Suite Software.

VIII. MISCELLANEOUS

8.1 INDEPENDENT CONTRACTOR STATUS OF PARTIES. In the performance of the work, duties and obligations under this Agreement, it is mutually understood and agreed that each party is at al1 times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement. Neither party, nor any other person performing services on behalf of such party pursuant to this Agreement, shall have any right or claim against the other party for Social Security benefits, workers' compensation benefits, disability benefits, unemployment insurance benefits, health benefits, vacation pay, sick leave or any other employee benefits of any kind.

The parties represent that this agreement has been negotiated at arm's length, and that both parties have had the ability to have counsel of their choice review the Agreement.

8.2 NO WAIVER. The waiver by any party to this Agreement of any breach of any term or condition of this Agreement shall not constitute a waiver of subsequent breaches. No waiver by any party of any provision of this Agreement shall be deemed to constitute a waiver of any other provision.

8.3 NOTICES. If, at any time after the execution of this Agreement, it shall become necessary or convenient for one of the parties to serve any notice, demand or communication upon the other party, such notice, demand, or communication shall be in writing and shall be served personally, by facsimile transmission, with voice confirmation and receipt confirmed, overnight courier which provides confirmation of delivery, or by depositing the same in the United States mail, registered or certified, return receipt requested, postage prepaid and,

8.3(a) If intended for Professional Association, then the notice shall be addressed:

PhoneDOCTORx

200 Mill Road, Suite 350B

Fairhaven, MA 027 I 9

8.3(b) If intended for Management Company, then the notice shall be addressed:

American Doctors Online, Inc.

200 Mill Road, Suite 350A

Fairhaven, MA 02719

or to such other address as either party may have furnished to the other party in writing as the place for the service of notice. Any notice so mailed shall be deemed to have been given Three (3) days after the same has been deposited in the United States mail; any notice given personally, by facsimile or overnight courier shall be deemed to have been given upon receipt of the notice.

8.4 ASSIGNMENT. Neither party may sell, transfer, assign, or otherwise convey its rights or obligations under this Agreement without the prior written consent of the other; which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Management Company shall have the limited right to assign and or convey intellectual property and delegate or subcontract for the

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performance of any and all duties required to be performed by Management Company as set forth herein. In effecting any such subcontract or delegation, Management Company must assure that the subcontractor or delegate is qualified and will be compensated for the subcontracted or delegated services in an amount no greater than the fair market value of such services as paid for comparable services charged by other persons or entities in the same geographic area.

8.5 SUCCESSORS AND ASSIGNS. Subject to the provisions of this Agreement respecting assignment, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

8.6 SEVERABILITY. If any provision of this Agreement other than Article III is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

8.7 THIRD PARTIES. Except as provided in Article VII, nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to or any liability to anyone not a party to this Agreement.

8.8 HEADINGS. The headings used in this Agreement are for convenience of reference only and shall have no force or effect in the construction or interpretation of the provisions of this Agreement.

8.9 TIME OF THE ESSENCE. Time is or the very essence of each and all of the agreements, covenants and conditions of this Agreement.

8.10 GOVERNING LAW. This Agreement shall be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, to the jurisdiction of which each of the parties hereby submits with respect to any disputes regarding this Agreement.

8.11 CONFIDENTIALITY. Except for disclosure to its bankers, underwriters or lenders, valuation companies, or as necessary or desirable for conduct of business, including negotiations with other investment organizations, acquisition candidates/targets, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, Or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its Affiliates or agents, which source was not itself bound by a confidentiality agreement or (iii) which is required to be disclosed by law including securities laws, or pursuant to court order.

8.12 CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. The parties acknowledge that Management Company is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. Professional Association and Management Company shall amend this Agreement if (i) any act or service required of Management Company in this Agreement is interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that such act or service constitutes the practice of medicine; or (ii) the structure of this Agreement is in violation of state or federal laws Or regulations, now existing or enacted or promulgated after the effective date of this Agreement. Such amendment shall, to the maximum extent possible, preserve the underlying economic and financial

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arrangements between Professional Association and Management Company. The parties agree that such amendment may require reorganization of Professional Association or Management Company, or both, and may require either or both parties to obtain appropriate regulatory licenses and approvals. If an amendment is not possible, either party shall have the right to terminate this Agreement.

8.13 LANGUAGE CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party had the opportunity to have counsel of its selection review and revise this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

8.14 COMMUNICATIONS. Professional Association and Management Company agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of Professional Association's practice.

8.15 INDEMNIFICATION. Professional Association shall indemnify, hold harmless and defend Management Company, its officers, directors, shareholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees and disbursements), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by Professional Association and/or its partners, agents, employees and/or subcontractors (other than Management Company) during the term hereof. Management Company shall indemnify, hold harmless and defend Professional Association, its officers, directors, partners, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees and disbursements), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any acts or omissions by Management Company and/or its shareholders, agents, employees and/or subcontractor's during the terms of this Agreement.

8.16 ENTIRE AGREEMENT. This Agreement, and attached schedules constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether written or oral, between the or among parties regarding the subject matter of this Agreement.

8.17 INCORPORATION BY REFERENCE. All exhibits and other attachments to this Agreement are incorporated by reference into this Agreement by such reference.

8.18 AMENDMENTS ONLY IN WRITING. This Agreement may not be amended or modified in any respect whatsoever, except by an instrument in writing signed by the parties hereto.

8.19 COUNTERPARTS. This Agreement may be executed in one or more counter parts, each of which shall be considered an original and all of which shall constitute one and the same agreement. This Agreement shall not become effective until it has been executed by all of the parties hereto.

8.20 COMMERCIAL IMPRACTICABILITY. No party to this Agreement shall be liable for any failure to perform its obligations hereunder where such failure results from any cause beyond that party's reasonable control, including, for example, an act of God, labor disturbance such as a strike Or walkout, war, riot, fire, storm, accident, government regulation or interference, or mechanical, electronic or communications failure.

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8.21 ELECTION OF REMEDIES. The respective rights of the parties to this Agreement shall be cumulative. Each party shall have all other rights and remedies not inconsistent with this Agreement as law and equity may provide. No exercise by any party of anyone right or remedy shall be deemed to be an exclusive election of rights or remedies.

8.22 SURVIVAL. The provisions of Articles ill, IV, V, VI, VII and VIII shall survive any termination of this Agreement.

8.23 RIGHT OF FIRST REFUSAL: Professional Association shall have the right of first refusal regarding the practice of medicine in future telemedicine opportunities.

IN WITNESS WHEREOF, Management Company and Professional Association have caused this Agreement to be executed by their duly authorized respective officers as of the Effective Date.

American Doctors Online, Inc.

By: Brian G. Lane

Its: CEO

PhoneDOCTORx, LLC.

By: William Harding, M.D.

Authorized Agent

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SCHEDULES AND EXHIBITS TO:

MANAGEMENT SERVICES AND LICENSING AGREEMENT

Between American Doctors Online, Inc., a Delaware corporation ("Management Company"), and PhoneDOCTORx, LLC, a Massachusetts professional association ("Professional Association").

INDEX

Schedule 1.2

Schedule 1.3

Schedule 1.5

Schedule 2.1

Business Associates Agreement

Schedule 1.2

Current Schedule as of September 27, 2011, includes the following list of all Professional Association Providers per Section 1.2.

Perry An, M.D.

Azzam Bittar, M.D.

Paul Bulat, M.D.

David Fuerman, M.D.

Henry Gravel, M.D.

William Harding, M.D.

Craig Longo, M.D.

Mark Mahoney, M.D.

Hideo Makimura, M.D.

Luis Ortiz, M.D.

Daniel Shea, M.D.

Sam Shen, M.D.

John Stively, M.D.

Brian Sweeney, M.D.

Bill Porcaro, MD.

Prior to making any changes to the list of Providers, set forth in the above SCHEDULE 1.2, Professional Association shall consult with Management Company. Professional Association shall also consult with Management Company with regard to the terms of contracts entered into between Professional Association and Contracted Providers, or licensed other healthcare professional employees, and the terms and conditions of their employment or engagement as independent contractors, as applicable. This above listed schedule will be ever-changing with the growth and service needs of the organization.

Schedule 1.3

Current Schedule for 1.3 as of September 27 2011, includes the following fee schedule that the Professional Association charges in connection with its delivery of Telemedicine Services to Patients. This schedule reflects current installations and payment models from existing customers and future clients.

SWH Model for Managed Care Organization: All patients are being charged $2 a day for our services at the sites that they are within.

Essex Group lnstallations:

Brandon Woods of Dartmouth, Brandon Woods of New Bedford, Blaire House of Milford, Blaire House of Tewksbury: $2500 cap per month for (25) urgent and emergent calls.

Alden Court lnstallations:

Alden Court -Fairhaven: $2500 cap per month for (25) urgent and emergent calls.

HealthBridge lnstallations:

New Bedford Health Care Center and Weymouth Health Care Center: $8500 for all urgent and non-urgent calls no-cap on amount of calls per month.

Other HealthBridge lnstallations:

Cedar Hill Health Care Center, Wilmington Health Care Center, Millbury Health Care Center, Essex Park Rehabilitation and Nursing Center, Newton Health Care Center, Redstone Rehabilitation and Nursing Center: $2500 cap per month for (25) urgent and emergent calls.

Future HealthBridge Installations:

Concord Health Care Center, Brookline Health Care Center, Calvin Coolidge Nursing and Rehab Center for Northampton, Lexington Health Care Center: $4500 cap per month for unlimited Non-Urgent, Urgent, and Emergent calls.

Pricing Models as of September 27, 2011:

Model A) $1500 base installation price per month, $40 per urgent and emergent calls with a cap of $2500 total per month or Model B) $1500 base installation price per month, $40 per urgent and emergent calls with $20 per non-urgent calls with a cap of $4500 total per month.

All pricing listed in schedule 1.3 above is subject to change per section 1.3 of this agreement.

Schedule 1.5

Current Schedule for 1.5 as of September 27, 2011, includes the following practices sites and hours of operations of the Professional Association per the mutually agreed upon schedule/locations of section 1.5.

Locations:

Fairhaven: Address: 200 Mill Road, Suite 350B, Fairhaven, MA 02719

Cambridge: Address: 58 Charles Street, Cambridge, MA 02141

Hours of Operations:

Monday - Friday 5 - 11PM

Saturday and Sunday 10AM -7PM

Schedule 1.5 of the Agreement can be amended from time to time with any additional or substitute practice site either through either acquisition and/or franchise expansion. These efforts shall inherently be deemed to be part of the Practice for the purposes of this agreement and adhere to the medical standards set forth by Professional Association and the business practices by the Management Company. All contracted providers shall provide telemedicine services to patients in a courteous and prompt fashion, be available and accessible to Patients, provide Patients with full and meaningful information and render Telemedicine Services in a manner that assures continuity of care.

Schedule 2.1

Current Schedule for 2.1 as of September 27 2011, includes the following states in which the Professional Association practices:

• MA

BUSINESS ASSOCIATE AGREEMENT

Contract Between

PhoneDOCTORx, LLC

Hereinafter the "Practice" or "Covered Entity"

And

American Doctors Online, Inc.

Hereinafter the "Business Associate"

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This agreement made this 27th day of September, 2011 is between PhoneDOCTORx, LLC, a Massachusetts Limited Liability Company hereinafter the "Practice" and American Doctors Online, lnc., a Delaware Corporation, hereinafter the "Business Associate," collectively the parties to this instrument and agreement.

The parties understand and agree that the Federal Government has enacted a Federal Privacy Rule, known as the Health Insurance Portability and Accountability Act., HIP AA.

The parties also understand and agree that in 2009, the Federal Government implemented the Health Information Technology for Economic and Clinical Health Act.

The parties also understand and agree that terms herein used, where defined by the Federal Privacy Rule, finalized on August 14, 2002, shall have the meaning that said law attaches to the same.

In order for the Provider to continue the contractual relationship with the Business Associate, tile parties must agree to the terms herein.

The parties understand that their existing: contract makes the Business Associate responsible for maintaining, protecting and safeguarding protected health information. The parties also understand and assent to the fact that the Business Association will need to use and disclose protected health information routed to it by the Provider.

Therefore, in consideration of mutual promises and obligations, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree and enter into this contract to comply with the provisions of said Privacy Law and to safeguard the patients' privacy rights and to ensure compliance for both parties.

The Business Associate agrees not to use or further disclose protected health information received from the provider in a manner that would violate HIPAA.

The Business Associate may disclose said protected health information to carry out the "health care operations" of the provider, in this case, to ensure, proper timely and accurate medical treatment, and subsequent, billing, payment, claims processing and Business Associates may disclose/use said protected health information for the proper management and administrative duties of its business, or to carry out its legal responsibilities, so long as said use/disclosure is mandated by the law, or the Business Associate obtains reasonable assurances form the person/entity receiving said protected health information that said information will be held in confidence and that any further use or disclosure will only be made as required by law.

The Business Associate may also use, or disclose information for purposes of data aggregation if said aggregation is for the health care operations of the provider, pursuant to the underlying agreement between the pm1ies.

The Business Associate agrees to place appropriate safeguards in their operations to prevent the improper use, or disclosure, intentional, or unintentional, of protected health information forwarded to it by the provider.

The Business Associate agrees, and represents that it will contact the provider upon obtaining knowledge of an improper use or disclosure of protected health information. Additionally, Business Associate agrees to take reasonable steps to mitigate any further disclosure of improperly disclosed protected health information once said Business Associate becomes aware of said improper disclosure.

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The Business Associate shall ensure that any of its agents that it might use to advance the health care operations of the provider shall abide by the terms of this Business Associates Agreement with regards to use and further disclosure of protected health information. Additionally, the Business Associate represents that any of its agents will agree to contact the Business Associate if it becomes aware of any improper/unlawful disclosure of protected health information.

The Business Associate agrees to comply with the mandatory disclosures as stated in the HITECH Act of 2009, and to promptly, i.e., without unreasonable delay, notify the Covered entity immediately upon discovering a breach. The Business Associate agrees to provide to the Covered Entity any and all information known regarding any such breach of PHI. The Business Associate agrees that the disclosure, to the extent known, shall include,

1.                  A brief description of what happened, including the date of the breach and the date discovered, if known;

2.	A description of the types of unsecured PID involved in the breach;

3.                  Any suggested steps that the individual(s) should take to protect themselves from potential harm from the breach;

4.                  A brief description of the internal investigation into the breach, what the Business Associate did to mitigate harm to the affected individual(s) and what the Business Associate will do to protect against further breaches; and

The Business Associate agrees to make available to the patient upon request, protected health information within its possession. In the alternative, if appropriate, the Business Associate may agree to forward all bills, documentation within its possession, whether electronic, or paper in form, so that the provider might comply with that requirement.

The Business Associate, unless covered by the attorney-client privilege, agrees to make available to the patient upon request, protected health information within its possession for amendment, in accordance with the Federal Privacy Law. In the alternative, if appropriate, the Business Associate may agree to forward all bills, documentation within its possession, whether electronic, or paper in form, so that the provider might comply with that requirement. As stated in said Federal Law, the decision to amend any medical record is up to the practitioner, and not necessarily the patient.

Unless protected through attorney-client or work product doctrine, upon request by the patient, the Business Associate hereby agrees to provide the patient with an "accounting" of disclosures of information in accordance with 45 CFR 164.528.

Unless protected through attorney-client or work product doctrine, the Business Associate hereby agrees to make its internal practices, books, policies relating to the use and disclosure of protected health information received from the Practice, available to the Secretary of the Department of Health and Human Services (or designee) upon request by the same.

Upon termination of the underlying agreement, the Business Associate, warrants and represents that it shall either: I) return all protected health information On provider's patients' in an orderly manner to the provider; or 2) properly destroy all information that is duplicate of what is in the provider's file,

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and agree to retain the original protected health information for a period of time not less than seven years, or 3) agree 10 retain all protected health information for a period of time not less than seven years and agree to adhere to the requirements of providing access to said information to the patient, providing the patient the opportunity to request an amendment to said protected health information, or provide the patient with an accounting as requested by said patient. It is expressly understood that this provision shall survive the termination of this agreement and the underlying agreement so as to advance the patients' privacy concerns and meet the requirements of the Federal Privacy Law.

The Business Associate also expressly understands, consents and acknowledges that if improper uses and disclosures are made by the Bus. Assoc., or its agents, that the Provider reserves its right to immediately terminate said contract, without recourse to the Business Associate. Prior to any action to terminate, Provider shall notify the Business Associate of the suspected deficiency and provide the Business Associate a reasonable opportunity to cure.

The Business Associate agrees to take reasonable action to ensure that the Business Associate's employees' or agents do not cause a breach of the privacy rights herein stated, and of this contract.

Misc./General

This legally binding contract shall be construed under Massachusetts law and may be amended only by writing, signed by both parties.

This agreement creates contractual obligations and nothing herein is intended to create any other relationship.

If any provision of this agreement shall be held to be unlawful, invalid or without effect by a Court of competent jurisdiction, the remainder of said contract shall continue in full force and effect.

In witness whereof, the parties set their seal to this agreement on this 27th day of September 2011

PhoneDOCTORx, LLC	American Doctors Online, Inc.

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